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                                                                   EXHIBIT 10.12

                               FOURTH AMENDMENT TO
                            TECUMSEH PRODUCTS COMPANY
                            MANAGEMENT INCENTIVE PLAN

         Effective January 1, 2000, Tecumseh Products Company (the "Company") amends the Company's Management Incentive Plan as follows:


1. Article II(a) of the Plan is amended to read:

                  (a) "Account" means the cumulative record of an Employee's Phantom Share allocations as adjusted in the manner described in the Plan. The cash award portion of a Phantom Share allocation for 2000 and subsequent Class Years shall be fully vested as of the Allocation Date and shall not become part of an Employee's Account.


2. Article II(k) of the Plan is amended to read:

                  (k) "Phantom Share allocation" or "allocation" includes, where the context so requires, the cash portion of an allocation awarded for 2000 and subsequent Class Years, as provided by Article VI.

         and former Article II(k) is redesignated as Article II(l)


3. Article IV(a)(ii) of the Plan is amended to read:

                           (ii) Each Phantom Share, which has been allocated as
                  of the record date applicable to a declared dividend on Class A Common Stock, shall be credited with the amount of any such per-share cash dividend paid to Class A shareholders, and the total amount credited shall thereupon be deemed reinvested in additional Phantom Shares at the Class A Common Stock's closing price on the date said dividend is paid. Any such dividends (and/or additional dividends thereon) shall vest when and only if the associated Phantom Shares vest.


4. Article V(c) of the Plan is amended to read:

                           (c) Except as provided herein with respect to
                  transfers to the Company or another Employer, an Employee's interest in his Account and in the cash portion of any allocation shall not be transferable other than by will or the laws of descent and distribution. During the Employee's lifetime, an Account and the cash portion of any allocation shall be paid only to the Employee, except that, in the event of the Employee's incapacity, the Committee may permit payment to the Employee's guardian or legal representative. The Committee also shall permit the payment, upon the Employee's death, to one or more beneficiaries designated by the Employee in a manner authorized by the Committee, and otherwise to his estate.


5. Article VI of the Plan is amended to read:

         VI.      Vesting and Payment

                  (a) Each Phantom Share allocation made by the Company shall be assigned a "Class Year" corresponding to the calendar year in which the Allocation Date occurs.


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                  Class Years 1994 - 1999 - Allocations for Class Years 1994 -
         1999 (both inclusive) shall be 0% vested in the year for which they are made, and shall not become vested until the fifth December 31 following the end of the Class Year. For example: Allocations made with respect to Class Year 1994 shall be 0% vested when allocated, 0% vested on December 31, 1995, 0% vested on December 31, 1996, etc., but shall become 100% vested on December 31, 1999.

                  Class years 2000 and thereafter - Allocations for Class Years 2000 and thereafter shall be vested as follows:

                  One-third of each Employee's allocation shall be fully vested as of December 31st in the Class Year for which such allocation is made, one-third of such allocation shall become vested as of the third December 31 following the end of such Class Year and the remaining one-third of such allocation shall become vested as of the fifth December 31 following the end of such Class Year. For example: Allocations made with respect to Class Year 2000 shall be one-third vested as of December 31, 2000 (and promptly payable in cash pursuant to Article VI(b)), one-third vested on December 31, 2003, and the remaining one-third vested on December 31, 2005.

                  The provisions of Article VII shall generally govern the forfeiture of allocations which are not vested and, in certain circumstances, even those which are otherwise fully vested. Except as otherwise provided in Article VII, allocations to the Account of an Employee shall not be forfeited during his continued employment with an Employer.

                  (b) Within 60 days following December 31st of 2000 and each subsequent Class Year, the one-third cash portion of each active Employee's allocation, vested in accordance with Article VII(A), shall be paid. Upon each active Employee's completion of three (3) and five
         (5) full calendar years of service with an Employer following the end of the Class Year for which a Phantom Share award was made, the portion of his Account which became vested in accordance with Article VI(a) shall be valued in accordance with Article IV(b) and paid within 60 days.


6. Article VII(c) of the Plan is amended to read:

                   (c) Notwithstanding Article VI(a), an Employee's Phantom Share allocations shall be 100% vested as of the first day of the month that includes his last day of active work prior to normal or early retirement under the pension or retirement plan sponsored by his Employer. However, such vested allocations shall only become payable following the date they would have otherwise vested under Article VI, i.e. within 30 days after the third and/or fifth December 31st following each Allocation Date.


7. Except as amended above, the Plan continues in full force and effect.


WITNESS execution of this amendment on behalf of the Company.


                                                  TECUMSEH PRODUCTS COMPANY



                                                  By /s/ Todd W. Herrick
                                                    ----------------------------
                                                      Its President and
                                                      Chief Executive Officer

                                                  Dated: January   , 2000
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